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FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Marissa Travaline x4227 e-mail: mtravaline@sjindustries.com
Media Contact: Dan Lockwood x4108 e-mail: dlockwood@sjindustries.com
November 7, 2014

SJI Reports Third Quarter Results,
Maintains Full Year Guidance

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced third quarter 2014 results. Net income and Economic Earnings for the third quarter of 2014 and year to date through September 30 are presented below.
2014        2013

•	GAAP income from continuing operations - YTD $53.6 million $43.0 million

•	GAAP income from continuing operations - Q3 $(4.3) million $(1.2) million

•	GAAP EPS per diluted share - YTD $1.62 $1.35

•	GAAP EPS per diluted share - Q3 $(0.13) $(0.04)

•	Economic Earnings - YTD $72.8 million $57.2 million

•	Economic Earnings -Q3 $(3.4) million $(1.1) million

•	Economic EPS per diluted share - YTD $2.20 $1.79

•	Economic EPS per diluted share - Q3 $(0.10) $(0.04)

SJI uses the non-GAAP measure of Economic Earnings when discussing results. A reconciliation of SJI’s GAAP earnings to Economic Earnings for the third quarter and year-to-date 2014 appears at the close of this news release. Economic Earnings eliminates all unrealized gains and losses on commodity derivative transactions and on the ineffective portion of interest rate derivative transactions. It also adjusts for realized gains and losses attributed to hedges on inventory transactions and for the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. A full explanation of this non-GAAP measure is outlined at the close of the release.

“Overall, we are very pleased with the performance of our business in the third quarter. While results for the quarter were reduced by $3.0 million related to a reserve associated with our energy facility serving the Revel casino, we remain optimistic that the pending sale of Revel to a new operator will be completed in the fourth quarter. Excluding any impacts related to Revel, as well as several potential offsetting, one-time transactions, SJI remains well positioned to achieve the upper end of its 6-12% Economic Earnings growth targets for 2014,” said SJI Chairman and CEO Edward J. Graham. “We expect to continue increasing regulated contributions to earnings in the coming years. We will grow utility customers and utility infrastructure investments; we will focus our non-utility businesses on the long term, annuity-like contracts that accompany distributed generation projects and wholesale fuel management agreements; and we will pursue opportunities like the Penn East pipeline that have the potential to add significant, regulated returns to earnings.”

2014-2015 EXPECTED CONTRIBUTIONS TO EARNINGS
Our utility is expected to drive near term performance, as indicated below, as well as longer term earnings growth. South Jersey Energy Group will reflect contributions from growth focused on fuel supply management contracts and our ability to optimize strategic pipeline capacity. South Jersey Energy Services contributions are expected to be driven by expanding distributed generation, and targeted solar development that considers the long term value of projects as well as the immediate impact from Investment Tax Credits. With the formation of SJI Midstream, we are looking forward to potential contributions in late 2017 and beyond as we enhance the portion of our earnings coming from regulated returns.

Business Lines	Expected Contribution to 2014 Earnings	Expected Contribution to 2015 Earnings
Regulated Gas Utility Operations	58 - 65 percent	60 - 65 percent
SJI Mid-stream (1) Unregulated SJ Energy Group	N/A 6 - 15 percent	N/A 5 - 10 percent
SJ Energy Services CHP	5 - 10 percent	5 - 10 percent
Renewable	15 - 25 percent	15 - 25 percent
(1) Mid-stream business presents the opportunity for a late 2017 net income impact, with expectation of a significant 2018 impact, contributing as much as 10% of total income.

Following is a more detailed discussion of performance to date and 2014 expectations from each area of the business.

REGULATED BUSINESS PERFORMANCE
SOUTH JERSEY GAS:

Year to date utility net income was up 5.2 percent at $42.4 million, as compared with $40.3 million for the same period in 2013. Utility net income for the third quarter of 2014 was $1.0 million, as compared with $0.9 million in the prior year period. There is no difference between SJG’s GAAP net income and Economic Earnings.

Contributions from our accelerated infrastructure replacement program and from steady customer growth were the primary contributors to third quarter utility earnings, and are also expected to drive full year results.

Customer Growth:
On a year-over-year basis, South Jersey Gas grew its customer base by 3,641 customers, net of any shut-offs or losses, bringing our current customer count to 362,914. Conversion activity has been notably higher for the first nine months of the year, as compared to the same period in prior years, due in large part to the significant cost savings enjoyed by those who heat with natural gas. Customers can save as much as 70 percent of the cost of heating with other fuels. With 3,942 conversions achieved through the third quarter, we anticipate achieving over 6,000 conversions for the full year, our highest total ever. Further, margin growth from new and existing customers has exceeded our expectations year-to-date.

Our total projected net customer growth for 2014 will be worth approximately $1.7 million in incremental net income on an annual basis.

We continue to watch carefully for any impacts as some parts of our service area are seeing difficult economic conditions resulting from the closure of several Atlantic City casinos during this year. We do not anticipate any material direct impact on our utility from these closures. We also remain optimistic that at least one of those casinos will reopen under new ownership, ensuring a significant number of good jobs are retained in the region.

Regulatory Update:
In September, SJG settled a base rate case based upon substantial investments made to improve the safety and reliability of our system, as well as to enhance overall customer service. With this settlement, our utility rate base increased to $1.2 billion, and we were granted an equity-to-capital ratio of 51.9 percent, with an ROE of 9.75 percent. The case provided approximately $11.2 million of income through base rates, on an annualized basis, partially offset by depreciation expenses and the elimination of AFUDC on certain assets included in the base rate case.

Our Storm Hardening and Reliability Plan (SHARP) was also approved in the third quarter, and will now provide a multi-year program to replace low-pressure gas distribution systems with modern, higher pressure systems. This will enhance the reliability of SJG’s distribution system along the Jersey shore against weather related disruptions. Investments made under the SHARP will contribute up to $1.7 million of incremental net income per year for each full year the program is active.

Third quarter investment under our Accelerated Infrastructure Replacement Program increased briskly as mild weather allowed for increased activity around the replacement of bare steel and cast iron mains. We anticipate completing improvements under our AIRP program of approximately $35.3 million this year, which is expected to generate incremental net income of $2.0 million for 2014.

Beyond 2014:
Looking forward, we expect our utility will be an important earnings growth driver for SJI. Of note, we anticipate further progress on the development of the B.L. England pipeline in the near term. We believe that the broader call for more cost-efficient, reliable and environmentally responsible electricity generation combined with the natural gas delivery system benefits this project provides for the region will ultimately propel the project forward.

We opened to the public our third compressed natural gas station during the quarter in partnership with a private business owner. We believe activity like this will help mainstream this technology over the next ten years. In addition to earning on our investment in the infrastructure to supply these stations, these investments significantly enhance our long term customer growth opportunity. With a universe of 90,000 fleet vehicles active in our utility service area, the long term net income potential for this business line is noteworthy.

SJI MIDSTREAM:
In September, SJI announced the pending formation of SJI Midstream, along with the company’s participation in the PennEast Pipeline, a 108-mile pipeline from the Marcellus region of Pennsylvania to Transco’s Trenton-Woodbury lateral in New Jersey. SJI is one of six equity partners in what is currently projected to be a roughly $1 billion pipeline project with a targeted in-service date in late 2017. Our anticipated investment of approximately $200 million is expected to generate a FERC level regulated return and an annuity-like income stream that will significantly benefit long-term earnings.

Several utility and energy affiliates of the project’s equity owners and sponsors are already committed as foundation shippers with 15-year agreements on over 835,000 dekatherms of capacity. These commitments, combined with the results of the open season held in August, provide binding commitments that utilize the 1 BCF of available capacity on the pipeline.

UNREGULATED BUSINESS PERFORMANCE
SJ ENERGY GROUP:
Economic Earnings from our commodity marketing activities for the first nine months of 2014 remain up significantly as compared with the prior-year period, at $8.8 million year to date for 2014, versus a loss of $4.7 million in 2013. For the third quarter, South Jersey Energy Group was flat to the prior year, with a loss of $5.1 million in Economic Earnings in both 2013 and 2014.

Year-to-date results continue to reflect the benefits of our pipeline capacity portfolio, which includes valuable transportation within the Marcellus region. Third quarter results reflect the impacts of pipeline capacity constraints on certain gas supply contracts, which we have taken steps over the last year to mitigate, as well as the fixed costs associated with our transportation capacity. We remain confident that the shorter term impacts of these fixed costs are far outweighed by long term returns this capacity will provide as it is utilized to support existing contracts with Marcellus producers and our growing activities as a fuel manager for third party electric generation facilities.

Fee based fuel manager activities are expected to provide the foundation for long term growth in the annual earnings contributions from our gas marketing activities. To this end, we expect and look forward to the announcement of two additional multi-year contracts in the coming weeks.

Within our retail commodity subsidiary, improving margins have helped maintain the contributions from this business. Its biggest contribution, however, comes from the cross-selling opportunities that exist as we deepen relationships with commercial customers who have high load electric and gas needs.

Beyond 2014:
As we enter 2015, we expect that the contributions from our wholesale business will begin to normalize based on a business model that emphasizes multi-year fuel supply management contracts producing annuity-like income streams. As the four merchant generating facilities we have already contracted with to provide fuel management services become fully operational, they will contribute a combined $4.5-$5.5 million of net income per year. We also have the potential to add 2-3 more contracts in that time, which could more than double that projection through 2018.

SJ ENERGY SERVICES:
For the nine months ended September 30, 2014, South Jersey Energy Services contributed $21.5 million to Economic Earnings, matching the prior year period. For the third quarter of 2014, this business added $0.8 million in Economic Earnings, as compared with $3.1 million for the same period in 2013. Both periods include contributions from our CHP/thermal projects, as well as impacts from our renewable energy projects.

CHP/Thermal -Year-to-date, the contribution to Economic Earnings from combined heat and power (CHP) totals $2.7 million, as compared with $5.7 million for the same period in 2013. For the third quarter, this area of the business reflected an Economic Earnings loss of $2.2 million in 2014, as compared with Economic Earnings of $1.9 million in the prior year. Results for 2014 include a reserve associated with the facility serving the Revel property in Atlantic City. Although significant attention has been paid to the difficulties encountered by Revel, CHP and thermal facilities remain an important part of our energy production portfolio. A similar facility at nearby Borgata has continued to serve the needs of that property in a cost-effective and reliable manner for more than 10 years. The same is true for a facility that came on-line in 2013 at New Jersey’s Montclair State University, and the central utility plant we acquired in 2012 that serves downtown Hartford, CT. Because the successful applications of this technology are so great in number, and because their targeted average ROE remains 15 to 20 percent, the long term prospects for this business remain strong.

Regarding Revel, the casino and hotel property closed in September and was auctioned off in early October. We are in active discussions with the winning bidder on a plan by which our energy plant will continue to provide the heating and cooling services critical to meeting the casino and hotel facilities’ needs. While the outcome of these discussions is unknown at this time, our Energenic subsidiary recorded a $10 million reserve for receivables in the third quarter against potential negative bottom line impacts. The after-tax impact of $3.0 million is reflected in SJI’s third quarter CHP business results.

Renewable - Year-to-date and for the third quarter 2014, Economic Earnings contributions from our renewable energy portfolio totaled $18.5 million and $2.9 million, respectively, as compared with $14.4 million and $0.8 million for the same prior-year periods. The renewable portfolio includes the impacts of both solar and landfill energy generation projects, the latter of which have performed below expectations year to date. We continue working to remedy performance issues at the landfills.

For the quarter, solar contributed $3.5 million to Economic Earnings, as compared with $1.5 million for the same period last year. For the first nine months of 2014, solar provided net income of $21.1 million, as compared to $16.3 million for the same period in 2013. Solar operating performance improved further in the third quarter, due to the combination of improved solar renewable energy credit values and lower project development costs.

Included in solar results are Investment Tax Credit contributions totaling $23.6 million in Economic Earnings for the first nine months of 2014, as compared with $20.1 million for the first nine months of 2013. For the third quarter, ITC from solar contributed $3.5 million, as compared with $2.5 million in the third quarter of 2013.

Beyond 2014:
While we remain cognizant of the potential for the expiration of the 30 percent federal ITC at the end of 2016, we also remain committed to developing solar projects that create value in our portfolio. As noted, improving operating performance combined with significant growth in our generation capacity will provide a future offset for a portion of our current contributions from ITC.

We expect to see CHP growth continuing, as its application becomes more feasible with state and federal level incentives to minimize capital outlay.

However, the majority of our current ITC will be offset in the future by growth in other areas of the company, driven by our regulated businesses over the long term.

SJI BALANCE SHEET UPDATE

Our equity-to-capitalization ratio as of September 30, 2014 was 43 percent as compared with 44 percent at the end of the third quarter 2013. Deferred collection of higher natural gas costs from last winter’s extreme weather, coupled with ongoing investments in utility infrastructure and non-utility energy projects, increased working capital requirements, ultimately driving higher debt levels. Our utility is collecting those deferred gas costs over a two year period that began October 1, 2014.

SJI remains committed to maintaining a strong balance sheet. To that end, SJI used its dividend reinvestment plan and optional cash purchases to raise equity capital of $29.1 million through September 30. We do expect to raise additional equity before year end, and the subsequent potential dilutive impacts are factored into our full-year earnings estimates.

CONFERENCE CALL / WEBCAST DETAILS

To participate in the conference call at 11:00 AM ET on Friday, November 7, please pre-register by going to the South Jersey Industries website. www.sjindustries.com, clicking on Investors, and then scrolling down to “Webcasts and Presentations” for the pre-registration link. This will allow you to generate an event reminder as well as a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-679-8035 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 31716552 and the PIN you received during pre-registration. International callers may dial 1-617-213-4848; enter the participant pass code 31716552 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT

Certain statements contained in this news release may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this release should be considered forward-looking statements made in good faith and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this news release, or in any document incorporated by reference, at the date of such document. While South Jersey Industries, Inc. (SJI or the Company) believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, SJI undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to approximately 365,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities - including Combined Heat and Power, Solar, and District Heating and Cooling projects; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This news release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings and Economic Earnings per share when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. With respect to the third part of the definition of Economic Earnings, for the three and nine months ended September 30, 2014 and 2013:

•
For the three and nine months ended September 30, 2013, Economic Earnings excludes a less than $0.1 million gain and a $0.8 million loss (both net of tax), respectively, from affiliated companies, not part of ongoing operations. This adjustment is the result of the termination of the contract at LVE Energy Partners, LLC and is being excluded because substantially all of the assets of LVE have been sold and LVE is no longer considered part of the ongoing operations of the Company. LVE was dissolved prior to December 31, 2013; as such there was no gain/loss from affiliated companies not part of ongoing operations for the three and nine months ended September 30, 2014.

•
Economic Earnings includes additional depreciation expense on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended September 30	Nine Months Ended September 30
	In thousands except per share data
	2014	2013	2014	2013

Income/(Loss) from Continuing Operations	$(4,276)	$(1,221)	$53,636	$43,032
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	936	147	18,816	13,455
Realized (Gains)/Losses on Inventory Injection Hedges	(29)	(18)	391	(13)
Net Loss from Affiliated Companies, Not Part of On-going Operations (A)	0	(23)	0	782
Other (B)	(25)	(25)	(75)	(75)
Economic Earnings	$(3,394)	$(1,140)	$72,768	$57,181

Earnings Per Share from Continuing Operations	$(0.13)	$(0.04)	$1.62	$1.35
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.03	0	0.58	0.42
Net Losses from Affiliated Companies, Not Part of On-going Operations (A)	0	0	0	0.02
Economic Earnings Per Share	$(0.10)	$(0.04)	$2.20	$1.79

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings for our non-utility businesses for the three and nine months periods ended September 30, 2014:

	Three Months Ended September 30	Nine Months Ended September 30
	In thousands except per share data
	2014	2013	2014	2013

South Jersey Energy Group Income/(Loss) from Continuing Operations	$(6,086)	$(5,439)	$(10,138)	$(19,080)
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	1,000	318	18,574	14,378
Realized (Gains)/Losses on Inventory Injection Hedges	(29)	(18)	391	(13)
South Jersey Energy Group Economic Earnings	$(5,115)	$(5,139)	$8,827	$(4,715)

South Jersey Energy Services Income/(Loss) from Continuing Operations	$852	$3,316	$21,381	$21,728
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(64)	(171)	242	(923)
Net (Gains)/Losses from Affiliated Companies, Not Part of On-going Operations (A)	0	(23)	0	782
Other (B)	(25)	(25)	(75)	(75)
South Jersey Energy Services Economic Earnings	$763	$3,097	$21,548	$21,512

CHP/Thermal Income/(Loss) from Continuing Operations	$(2,184)	$2,054	$2,424	$6,573
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(64)	(171)	242	(923)
CHP/Thermal Economic Earnings	$(2,248)	$1,883	$2,666	$5,650

Renewable Income/(Loss) from Continuing Operations	$2,900	$820	$18,567	$14,482
Other (B)	(25)	(25)	(75)	(75)
Renewable Economic Earnings	$2,875	$795	$18,492	$14,407

Solar Income/(Loss) from Continuing Operations	$3,559	$1,475	$21,138	$16,378
Other (B)	(25)	(25)	(75)	(75)
Solar Economic Earnings	$3,534	$1,450	$21,063	$16,303

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.